                                                                    Exhibit 99.1
                                                                    ------------
FOR IMMEDIATE RELEASE
March 7, 2000


Arch Coal, Inc. declares dividend distribution of preferred stock purchase rights

St. Louis, Missouri - On March 3, 2000, the board of directors of Arch Coal, Inc. (NYSE: ACI) approved the adoption of a shareholder rights plan designed to discourage takeovers that involve abusive tactics or do not provide fair value to shareholders. Similar plans have been adopted by many other publicly traded companies.

"The Board determined that adopting the shareholder rights plan is an effective and reasonable method to safeguard the interests of our shareholders," said Steven F. Leer, Arch's president and chief executive officer. "The Arch board believes the adoption of the plan is prudent, especially in light of the recent announcement by Ashland Inc. that its management intends to recommend to the Ashland board at its next meeting that approximately 17.4 million shares of Arch Coal common stock be distributed to Ashland's shareholders." Ashland Inc. currently owns approximately 22.1 million shares, or 58%, of Arch Coal's outstanding common stock.

"We are particularly concerned that the future benefits of current programs and initiatives could be denied to shareholders by an opportunistic, undervalued acquisition of the company," Leer said. "The plan is designed to assure that shareholders are not deprived of their rights to share in the full measure of the company's long-term potential, while not preventing a fully valued bid for the company." Leer further indicated that the plan was not adopted in response to any offer to management or the board involving a change in control of the company.

   The shareholder rights plan provides for a dividend distribution of one preferred stock purchase right for each outstanding share of Arch Coal, Inc. common stock. The dividend distribution will be made to shareholders of record on March 20, 2000. Each shareholder is automatically entitled to the rights and no physical distribution of new certificates will be made at this time. The rights distribution is not taxable to shareholders.

   The rights will generally be exercisable only if a person or group acquires 20% or more of Arch Coal's common stock or announces a tender offer which would result in ownership of 20% or more of the common stock. The rights entitle the holder to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $42.00 and will expire on March 20, 2010.

   Following the acquisition of 20% or more of Arch Coal's common stock by a person or group (other than certain persons affiliated with the company), the holders of the rights (other than the acquiring person) will be entitled to purchase shares of common stock at one-half the then current market price, and, in the event of a subsequent merger or other acquisition of the company, to buy shares of common stock of the acquiring entity at one-half of the market price of those shares.

   Arch Coal, Inc. will be able to redeem the rights at $0.01 per right at any time until such a person or group acquires 20% or more of the company's shares.

   A letter outlining the shareholder rights plan in more detail will be sent to the company's shareholders following the record date.

Arch Coal is the nation's second largest coal producer, with subsidiary operations in West Virginia, Kentucky, Virginia, Wyoming, Colorado and Utah. Through these operations, Arch provides the fuel for approximately 6% of the electricity generated in the United States.